UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2006

NEWALLIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32007	52-2407114
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 Church Street New Haven, Connecticut	06510
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 787-1111

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྑ	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྑ	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྑ	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྑ	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

NewAlliance Bancshares, Inc. (the “Company”) reports that the employment of David Purcell, formerly Executive Vice President-Consumer Banking of the Company's subsidiary, NewAlliance Bank (the "Bank"), terminated effective March 8, 2006.

Mr. Purcell was employed by the Bank pursuant to an Amended and Restated Employment Agreement (the “Employment Agreement”). In connection with the termination of Mr. Purcell's employment, the Employment Agreement also was terminated, effective as of March 8, 2006. Mr. Purcell will be entitled to receive the severance benefits set forth in the Employment Agreement, subject to execution of standard documentation provided for in the Employment Agreement. A copy of the Employment Agreement was filed as Exhibit10.7.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2006, and the description of the Employment Agreement above does not purport to be complete and is qualified in its entirety by reference to the filed Employment Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Bank reports that it has reorganized its executive management team in the following respects. Diane Wishnafski, formerly Executive Vice President-Business Services, will take on added responsibilities as Executive Vice President-Consumer & Business Services. In addition to her current responsibilities for all business related banking services, she will take on the added responsibilities of overseeing consumer services, including branch administration. Brian Arsenault, Executive Vice President-Corporate Communications, will take on the added responsibility of the Bank's marketing function. This reorganization will place all communications functions at the Bank in one area.

As reported in Item 1.01 above, the employment of David Purcell, formerly Executive Vice President-Consumer Banking of the Bank, terminated effective March 8, 2006. The information set forth in Item 1.01 is incorporated by reference in this Item 5.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWALLIANCE BANCSHARES, INC.

March 9, 2006	By:/s/ Merrill B. Blanksteen
Merrill B. Blanksteen
Executive Vice President
and Chief Financial Officer